Exhibit 99.2

CTG

Q4 2014 Earnings Conference Call

Jim Culligan

Thank you,                     , and good morning everyone. We certainly appreciate your time and your interest in CTG. On the call today, we have CTG’s Chief Executive Officer, Jim Boldt, and Brendan Harrington, Senior Vice President and Chief Financial Officer. Jim and Brendan are going to review the results for the fourth quarter of 2013 and then update you on the Company’s strategy and outlook. We’ll follow with an opportunity for Q&A. If you don’t have the news release discussing our financial results, you can access it at the Company’s website at www.ctg.com.

Before we begin, I want to mention that statements in the course of this conference call that state the Company’s or management’s intentions, hopes, beliefs, expectations, and predictions for the future are forward-looking statements. It’s important to note that the Company’s actual results could differ materially from those projected. Additional information concerning factors that could cause actual results to differ from those in the forward-looking statements is contained in our earnings release as well as in the Company’s SEC filings. You can find these at our website, or the SEC’s website at www.sec.gov. Please review our forward-looking statements in conjunction with these precautionary factors. With that, I’d like to turn it over to Jim to begin the discussion.

Jim Boldt

Thanks Jim and good morning everyone, this is Jim Boldt. I want to thank you for joining us this morning for our fourth quarter earnings conference call. As you saw in our news release our revenue decreased when compared to last year as we continued to experience delays in healthcare project starts as hospitals deal with lower reimbursements from the government, and as we experienced a reduction in spending from a significant staffing customer. Our focus on expense control partially offset the impact from lower than forecasted SaaS revenue in the quarter, the net of which caused our EPS to come in at the low end of our guidance. I am going to talk more about our results and what we see for the 2014 first quarter and the full year, but first I am going to ask Brendan to start us off with a review of our 2013 fourth quarter and full-year financial results.

Brendan.

Brendan Harrington

Thanks Jim. Good morning everyone.

For the fourth quarter of 2013, CTG’s revenue was $102.7 million, a decrease of $5.2 million compared with the fourth quarter of 2012. Fourth quarter 2013 had 65 billing days, one more than the fourth quarter 2012.

Solutions revenue in the fourth quarter of 2013 totaled $40.4 million, a decrease of $4.9 million or 10.7 percent compared to the fourth quarter 2012, primarily due to lower revenue from electronic medical record projects. As a percentage of total revenue, solutions revenue was 39 percent compared to 42 percent a year ago. Staffing revenue in the quarter decreased $0.3 million, or 0.5 percent, to $62.3 million, reflecting reductions in staffing from a large client offset by higher demand for technical resources from several other clients.

Fourth quarter revenue from IBM, our largest customer, was $22.4 million compared with $27.9 million in fourth quarter 2012. As a percent of total revenue, revenue from IBM decreased to 21.8 percent in the 2013 fourth quarter compared with 25.8 percent of total revenue in the 2012 fourth quarter.

Revenue from our European operations was $20.9 million, a 14 percent increase from the $18.3 million recorded in last year’s fourth quarter. The effect of foreign currency fluctuations during the fourth quarter of 2013 increased consolidated revenue by approximately $0.9 million. On a local currency basis, our European revenue increased by 8.7 percent compared with the 2012 fourth quarter. Excluding the effect of the etrinity acquisition that we closed in February 2013, European revenue increased by 10.4 percent or 5.4 percent in constant currencies.

Direct costs as a percentage of revenue were 78.3 percent in the fourth quarter the same as in the fourth quarter of 2012. SG&A expenses decreased approximately $900,000 from the fourth quarter 2012 and remained at 15.8 percent of revenue primarily as a result of fewer non billable personnel and lower incentive compensation expenses.

The billable travel expenses included in the fourth quarter 2013 revenue and direct costs were $2.8 million. The billable travel expenses for the fourth quarter 2012 totaled $3.2 million.

Fourth quarter operating income was $6.1 million, a decrease of approximately $300,000 or 4.8 percent year-over-year. Operating margin in the fourth quarter was 5.9 percent of revenue the same as last year. The year-over-year decrease in operating income was due primarily to the decreases in our health solution’s revenue offset by lower SG&A expenses.

Net income in the fourth quarter was $3.7 million, a decrease of $320,000 or 8.0 percent compared to the fourth quarter 2012, excluding a gain from life insurance proceeds recorded in the fourth quarter of 2012. On a per diluted share basis, net income was 22 cents for the quarter, a two cent decrease compared to the fourth quarter 2012 excluding the gain from life insurance proceeds. The decrease in the earnings per share is due to the lower operating income and a higher income tax rate in the fourth quarter of 2013 excluding the gain from life insurance proceeds.

The tax rate for the 2013 fourth quarter was 38.4 percent compared with 35.8 percent in the 2012 fourth quarter excluding the effect of the life insurance proceeds. This lower rate in fourth quarter 2012 was primarily the result of the reversal of certain tax reserves that did not occur in the fourth quarter 2013. We expect the tax rate in the first quarter 2014 to be between 39 and 41 percent. The higher estimated rate in the first quarter is a result of certain federal tax credit laws not yet being extended for 2014. We expect the tax rate for the full year 2014 to be between 38 and 40 percent compared to 35.6 percent for 2013. The higher estimated rate in 2014 is a result of certain federal tax credits related to 2012 which were recorded in 2013 because the legislation relating to those 2012 tax credits was not passed until January 2013.

The 2013 fourth quarter results include equity compensation expense of approximately $0.03 per diluted share, net of tax while the fourth quarter 2012 included equity compensation expense of $0.02 per diluted share, net of tax.

Our headcount at the end of the fourth quarter was 3,700, a decrease of 100 people, or 2.6 percent, compared to the end of the third quarter 2013 and 200 fewer than at the end of the fourth quarter 2012. Of the 3,700 employees at the end of fourth quarter 2013, 91 percent were billable resources.

At the end of the fourth quarter 2013, we had no debt and $46.2 million of cash on the balance sheet compared to no debt and $40.6 million of cash at the end of fourth quarter 2012. Both the fourth quarter of 2013 and 2012 ended between U. S. biweekly payroll dates.

Our days sales outstanding were 62 days at the end of fourth quarter 2013 compared with 68 days at the end of third quarter 2013. The decrease in DSO was due to the timing of cash proceeds received at the end of the comparative quarters. Our cash provided from operations in the fourth quarter of 2013 was approximately $18.2 million as compared with approximately $11.4 million in the fourth quarter of 2012 primarily related to changes in working capital. In the quarter, we had $1.1 million in capital expenditures and recorded depreciation expense of $820,000.

We repurchased 116,000 shares of CTG common stock during the fourth quarter of 2013 and 50,000 shares in the first quarter of 2014. Our current repurchase authorization is for approximately 1.1 million shares. As it remains accretive to our earnings, we intend to continue our repurchase program during the remainder of 2014.

Jim

Jim Boldt

Thanks Brendan.

In aggregate, revenue declined by 5% in the 2013 fourth quarter with our solutions business decreasing 11% to 39% of our total revenue. The decline in our solutions business came from our healthcare vertical where our hospital clients, faced with a reduction in income and cash flow due to the sequester cuts to Medicare as well as other reductions in government reimbursements, have reduced spending.

On our conference call at the end of October, we mentioned we received two RFPs for electronic medical record projects for which the hospitals had not decided what IT services firm would be awarded those projects. We received one new RFP for an EMR project since that call. We have won one project which will start up in the first quarter of 2014 and are still waiting on a decision on the other two RFPs as to what IT Services firm will be chosen for those projects.

When we started the fourth quarter of 2013 we had 15 active EMR projects. During the fourth quarter, there were no projects that started or ended. Therefore, at the end of the fourth quarter of 2013 we had 15 active EMR projects.

In the short-term we believe that our EMR business growth will be constrained due to hospitals having to deal with the reimbursement cuts that have occurred. We have seen hospitals go though cycles like this before where they have had to delay capital spending. It occurred in 1998 when the US government balanced the federal budget by reducing Medicare and Medicaid payments. After a period of time the government realized it was beginning to bankrupt smaller hospitals and increased reimbursements. Again in the first half of 2009 hospitals stopped launching new projects as the tax exempt bond market, where most hospitals finance their long term capital needs, virtually disappeared. When this credit crunch eased, CTG’s business recovered.

While the market is again constrained in the short-term, long-term there is still significant opportunity for growth for our EMR business. There are many hospitals that do not currently have EMR applications and others that have applications that will not meet the more stringent standards that are about to be imposed. There will also be a lot of work required for hospitals that have met the requirements of meaningful use stage one to meet the requirements of meaningful use stages two and three. The Health Information Exchanges will have to be built to facilitate the exchange of records and we are positioned in Europe to participate in their adoption of EMRs when it occurs. Given the work that needs to be done we are optimistic in the long-term about our EMR business.

Fortunately for CTG, EMRs are not our only healthcare offerings and the acquisition of eTrinity and our other healthcare offerings continue to have a positive impact on our business. We have recently seen an increase in the number of RFPs we are receiving for healthcare outsourcing engagements. In the current tight provider spending environment, we see excellent opportunity for us in application outsourcing as it creates significant, immediate savings for hospitals without them making a large financial investment. CTG also has an outstanding reputation in this area and these engagements are typically for multiple years, providing an annuity-like revenue stream.

Our SaaS offerings added approximately six cents to earnings per share in 2013 with all of it generated in the first three quarters. We had forecast three to five cents in earnings per share in the fourth quarter from these offerings. However, our FWA client, a small payer concerned about what impact pursuing these claims might have on their relationship with their provider network, has not processed the FWA claims that we identified. A current challenge we are facing in sale of this product is the problems that have occurred with the federal and state insurance exchanges with the implementation of the Affordable Care Act. For example, one additional FWA engagement we anticipated closing in the fourth quarter did not happen because our client is dealing with one of the states that has issues and has shut down all nonessential projects until they are comfortable that the exchange is functioning properly.

Having covered healthcare, I would also like to talk about the other three vertical markets on which we focus. Our technology service provider market, which is all lower margin staffing business, declined in the fourth quarter of 2013 based on a reduction in a significant customer’s need for external IT resources. Our financial services vertical had another excellent quarter. Most of the revenue gain in financial services came from our European operations. Our energy business revenue was flat when compared to the fourth quarter of 2012.

Turning to our staffing business, its revenue declined by 0.5% when you compare the fourth quarter of 2013 to the fourth quarter of 2012. The decline in staffing business from the significant customer I just mentioned was almost totally offset by increased demand from other clients.

Looking to the first quarter of 2014, we are forecasting total revenue to be in the range of $98 to $100 million. It is worthwhile to note that there are only 62 billing days in the first quarter of 2014 versus the 65 billing days in the fourth quarter of 2013 and the 63 billing days in the first quarter of last year. We are forecasting earnings per share in the first quarter of 2014 to be in the range of 18 to 20 cents per diluted share.

For the 2014 full year, we currently expect a revenue range of $410 to $420 million or a 1% decrease at the mid-point of our guidance when compared to 2013. Based upon our revenue forecast and the anticipated mix of business, we expect our 2014 net income per diluted share to be in the range of $.90 to $1.00 or a 3% increase from 2013 at the mid-point of our guidance.

We thought it would be helpful if we spend some time explaining how we set our guidance for 2014. For our staffing business and our traditional IT solutions business, we set the guidance the same as we have in the past in that we have estimated engagements that we are currently working on as well as engagements that we anticipate will be signed later in the year. As the technology is similar, we have grouped three of our newer offerings together and are calling them data analytics. The three data analytics offerings are our big data offering and our two SaaS offerings, which are the clinical decision support system for chronic kidney disease, and our fraud waste and abuse offering.

For these data analytic offerings we have only included engagements in our guidance for the year in cases where the client has given a verbal commitment that they want to proceed and we are negotiating the contract with the customer or where we have an executed a letter of intent on the project. Currently we have included in our forecast for 2014 approximately $6,000,000 of revenue for these contracts that are in process and associated earnings per share for the projects of approximately seventeen cents. We do believe that we will sell more than $6,000,000 of data analytics services in 2014 but cannot accurately forecast this business because these offerings are still in the introductory stage of the product life cycle and we do not have enough history to accurately project which opportunities will be closed. In addition, because of their high margins, a small amount of revenue from these offerings has a large impact on our EPS. If you think about it, it is only February of the year and in the first two months, we have sold $6,000,000 of these offerings, twice as much as we sold in 2013. As the year progresses, we will adjust our guidance accordingly for additional wins.

As to our quarterly estimates, in the first quarter of 2013, the government extended the R&D credit retroactively to January of 2012 which increased our EPS in that quarter last year by two cents per share. In addition, in the first quarter of 2013 we earned two cents from our data analytics offerings, and we are not forecasting any income from data analytics in the first quarter of 2014 as we anticipate that the data analytic projects included in our guidance will begin in the second quarter of 2014. The data analytic projects included in our guidance which are expected to begin in the second quarter should increase our EPS by approximately six cents per quarter, causing the EPS for the last three quarters of the year to be considerably higher than in the first quarter of the year.

Looking at our revenue guidance for the year we currently think our healthcare business will decline by approximately 11% in 2014. That assumes that the government’s reduction in reimbursements will continue throughout 2014, limiting EMR starts. Offsetting some of the decline in EMR revenue are expected increases in our revenue from other offerings, such as outsourcing, ICD-10, and consulting services tied to healthcare reform.

For our non-healthcare solutions business, we are projecting a revenue increase of approximately 3%.

We are forecasting a 3.0% increase in our staffing business in 2014.

We continue to remain optimistic about CTG’s long-term growth potential.

While going through a transitional period at this time, longer-term we expect our healthcare business to return to growth as the EMR work is completed. In the short-term, we expect to see growth in outsourcing, ICD-10, and healthcare IT consulting work. In addition, we have positioned CTG to participate in the adoption of US packaged software by European hospitals.

We are pleased that we have been already able to line up $6,000,000 in data analytics sales for the year and will adjust our guidance for further wins as the year progresses.

If you look at how CTG is positioned in healthcare, one of the world’s fastest growing industries, you can see why we continue to be optimistic in our future long-term growth opportunities.

With that, I’d like to open the call to questions if there are any. Operator, if you would please manage our question and answer period.

CTG is firmly established in healthcare, one of the fastest growing major U.S. industries. While in the short-term our hospital clients have to deal with the reimbursement reductions imposed on them by the US federal government, they still have significant long-term information technology needs. We have offerings to meet the IT needs of providers and payers including electronic medical records; fraud, waste and abuse; ICD-10 conversions; accountable care organizations; genomic sequencing; IT-driven medical management models for chronic diseases and big data, all of which are expected to be in strong demand for several years. As such, we remain very excited about CTG’s long-term future growth prospects.

I would like to thank you for your continued support and for joining us this morning. Have a great day.